Exhibit 5.1

(Includes Exhibit 23.2)

June 18, 2020

Equinix, Inc.

One Lagoon Drive

Redwood City, CA 94065

Re:	Post-Effective Amendment to Registration Statements on Form S-8

I refer to your filing with the Securities and Exchange Commission on the date hereof of Post-Effective Amendment No. 1 to the following Form S-8 Registration Statements: No. 333-45280, No. 333-58074, No. 333-85202, No. 333-113765, No. 333-122142, No. 333-132466, No. 333-140946, No. 333-149452, No. 333-157545, and No. 333-165033, and Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-104078 (the “Amended Registration Statement”), relating to the issuance of shares of common stock, par value $0.001 per share, of Equinix, Inc. (“Common Stock”) that were previously available for issuance under the Equinix, Inc. 2000 Equity Incentive Plan and may now become available for issuance under the Equinix, Inc. 2020 Equity Incentive Plan (the “2020 Plan” and such shares, the “2000 Plan Carryover Shares” as defined in the Amended Registration Statement).

I advise you that, in my opinion, when such 2000 Plan Carryover Shares have been issued and sold pursuant to the applicable provisions of the 2020 Plan, such shares will be validly issued, fully paid and nonassessable shares of Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Amended Registration Statement.

Very truly yours,

/s/ Brandi Galvin Morandi
Brandi Galvin Morandi
Chief Legal and Human Resources Officer and
Corporate Secretary